EXHIBIT 99.1

CB Financial Services, Inc. Announces Fourth Quarter and Full Year 2017 Financial Results

CARMICHAELS, Pa., Feb. 12, 2018 (GLOBE NEWSWIRE) -- CB Financial Services, Inc. (“CB” or the “Company”) (NASDAQ:CBFV), the holding company of Community Bank (the “Bank”) and Exchange Underwriters, Inc., a wholly-owned insurance subsidiary of Community Bank, today announced its fourth quarter and full year 2017 financial results.

Fourth Quarter 2017 Highlights

  The Bank had robust loan growth in the fourth quarter of $40.5 million, which increased the loan portfolio to $744.4 million in gross loans and an annualized loan growth rate of 23.0%.

  Deposit growth in the fourth quarter was approximately $11.0 million, which is an annualized deposit growth rate of 5.8%.

  The Company and Bank announced the pending merger with First West Virginia Bancorp and Progressive Bank (“FWVB merger”) with an intended merger closing date in the second quarter of 2018. Merger expenses incurred as of December 31, 2017 were $356,000.

  Provision for loan losses increased $410,000 for the three months ended December 31, 2017 as compared to the three months ended December 31, 2016. This increase in provision was related to fourth quarter loan growth and an increase in impaired loans.

  The revaluation adjustment of net deferred tax liabilities due to the current quarter enactment of the new federal tax law titled “Tax Cuts and Jobs Act of 2017” on December 22, 2017 yielded a decrease of $89,000 in federal income tax expense in the fourth quarter.

  Noninterest income increased $115,000 and $438,000 for the three months and year ended December 31, 2017, respectively as compared to the three months and year ended December 31, 2016. This was mainly attributed to Exchange Underwriters’ record breaking net income. The increase in insurance subsidiary income was related to growth in commission and fees for commercial lines and contingency income.

  Net interest income for the fourth quarter increased $72,000, to $7.6 million as compared to $7.5 million for the fourth quarter of 2016. This is due to increases in investment securities, overnight interest bearing funds and loan growth.

The quarterly results were impacted by an increase in the provision for loan losses due to quarterly loan growth and increased impaired loans. The increase in impaired loans was primarily related to one commercial loan relationship. In addition, noninterest expense increased primarily from expense related to the pending FWVB merger, salaries and benefits. Deposit growth contributed to increases in interest income as some deposit proceeds were deployed into additional investment securities and the remaining in Federal funds and correspondent bank interest bearing accounts. These deposit funds were kept liquid to fund the rapid loan growth that occurred in the fourth quarter. Exchange Underwriters enjoyed fourth quarter growth mainly in commercial insurance commissions.

“We are pleased to report on our fourth quarter and full year financial performance for 2017.  The fourth quarter continued our momentum in both loan and deposit growth.  Thanks to an improving local economy and our ongoing commitment to grow loans, we were able to grow loans in the fourth quarter by $40.5 million, which represents an annualized growth rate of 23.0%.  We also were able to continue our growth in deposits in the fourth quarter.  Deposits grew approximately $11.0 million, which is an annualized growth rate of 5.8%.  As of December 31, 2017, our total loan to deposit ratio was 96.3%.

For 2017, Community Bank grew loans from $681.9 million to $744.4 million, or $62.5 million.  This represents a growth rate of 9.2%.  Commercial loans in particular experienced growth of $60.4 million or 19.6%.  During 2017, Community Bank grew deposits and sweep accounts from $725.2 million to $799.1 million.  This represents an annual growth rate of 10.2%.  Municipal deposits grew by $33.0 million and conventional demand deposits grew by $22.7 million.

The fourth quarter’s net income was impacted by significant merger expenses, salaries and benefits.  We also increased our loan loss provision to $850,000 in the fourth quarter, both to reflect our loan growth in the current quarter and an increase in impaired loans.  As of year-end, the loan loss reserve and the acquired loan portfolio credit mark together were 1.34% of total loans.

In the fourth quarter, CB Financial Services earned net income of $1.4 million.  For the year ended December 31, 2017, net income was $6.9 million.  While this is less than the $7.6 million made in 2016, special circumstances impacted results in 2017 such as merger costs and loan impairments at year-end.  In light of the growth in loans and the pending closing of the First West Virginia merger, 2018 is off to a strong start.”

STATEMENT OF INCOME REVIEW

Fourth Quarter Results

Net Interest Income.  Net interest income increased $72,000, or 1.0%, to $7.6 million for the three months ended December 31, 2017 compared to $7.5 million for the three months ended December 31, 2016.

Interest and dividend income increased $219,000, or 2.7%, to $8.5 million for the three months ended December 31, 2017 compared to $8.3 million for the three months ended December 31, 2016. Interest income on taxable securities increased $78,000 mainly due to increases of $13.1 million in the average balance and 8 basis points in yield for taxable securities in the current period. This is a result of new purchases with higher prevailing yields replacing security calls and maturities with lower yields within the portfolio. Interest income on Federal funds sold increased to $79,000 for the three months ended December 31, 2017 compared to $9,000 for the three months ended December 31, 2016. This is the result of the increase in interest rates in the last year and the increases in the average interest-earning balances of $23.6 million as a result of deposit growth for the three months ended December 31, 2017. In addition, other interest and dividend income increased $37,000 as a result of increased interest earned on correspondent deposit banks and FHLB dividends in the current period. Interest income on loans increased $34,000 for the three months ended December 31, 2017 compared to the three months ended December 31, 2016. Average loans increased by $35.2 million during the current quarter. Despite the average loan increase, the loan portfolio had a decrease of 18 basis points in yield. Contributing to the yield decrease this quarter was the accretion on the acquired loan portfolio credit mark. The impact of the accretion for the three months ended December 31, 2017 was $229,000, or 13 basis points, compared to $577,000, or 34 basis points, for the three months ended December 31, 2016. The remaining credit mark balance for acquired loans was $760,000 as of December 31, 2017.

Interest expense increased $147,000, or 19.4%, to $904,000 for the three months ended December 31, 2017 compared to $757,000 for the three months ended December 31, 2016. Interest expense on deposits increased $155,000 due to an increase in average interest-bearing deposits of $60.5 million, primarily due to increases in interest-bearing demand deposits, time deposits and savings accounts.  The average cost of interest-bearing deposits increased 5 basis points. This was related to the multiple interest rate hikes over the last year by the Federal Reserve Board (“FRB”). Interest expense on other borrowed funds decreased $8,000 primarily due to a FHLB long-term borrowing for $3.5 million that matured in the first quarter.

Provision for Loan Losses.  The provision for loan losses was $850,000 for the three months ended December 31, 2017 compared to $440,000 for the three months ended December 31, 2016. Net charge-offs for the three months ended December 31, 2017 were $208,000, which included $181,000 of net charge-offs on automobile loans, compared to $105,000 of net charge-offs for the three months ended December 31, 2016, which included $203,000 of net charge-offs on automobile loans. The change in net charge-offs during the current period was due to a prior year quarter recovery of $95,000 on a commercial real estate relationship. Management analyzes the loan portfolio on a quarterly basis to determine the adequacy of the allowance for loan losses and the need for additional provisions for loan losses. The increase in the quarterly provision was primarily due to a recently impaired commercial and industrial loan relationship and loan growth. This was partially offset by improvements in the local economy and industry conditions which had a positive impact on the qualitative factors within the allowance calculation.

Noninterest Income.  Noninterest income increased $115,000, or 6.3%, to $1.9 million for the three months ended December 31, 2017 compared to $1.8 million for the three months ended December 31, 2016. Insurance commissions from Exchange Underwriters increased $91,000 due to increased commercial lines commission and fee income, partially offset by a decrease in contingency fees received in the current period. Contingency fees are commissions that are contingent upon several factors including, but not limited to, eligible written premiums, earned premiums, incurred losses and stop loss charges. Service fees on deposit accounts increased $40,000 due to increased check card fees and non-sufficient funds (“NSF”) fees due to customer overdrafts of deposit accounts in the current quarter. Net gains on purchased tax credits increased $14,000 due to the purchased Pennsylvania shares tax credits being recognized in the current period. Other noninterest income increased $13,000 due to the current quarter reduction in amortized mortgage servicing rights. There was a decrease in the net gains on the sales of residential mortgage loans of $31,000. The decrease in gains was primarily due to a decrease in the number of loans originated and subsequently sold to the FHLB as part of the Mortgage Partnership Finance® (“MPF®”) program.  The MPF® program enables member financial institutions to offer competitive interest rates for fixed-rate mortgage loans without assuming any of the interest rate risk associated with a long-term asset. Net gains on the sales of investments decreased $21,000 due to the sale of equity securities in 2016. These sales were transacted to recognize capital gains that were offset by a capital loss carry forward deferred tax asset that was acquired in the merger with FedFirst Financial Corporation in October 2014 (“merger”). The capital loss carry forward deferred tax asset was fully recognized in the second quarter.

Noninterest Expense.  Noninterest expense increased $743,000, or 12.4%, to $6.8 million for the three months ended December 31, 2017 compared to $6.0 million for the three months ended December 31, 2016. Merger-related expenses increased $356,000 due to the pending FWVB merger. Salaries and employee benefits increased $333,000 primarily due to normal salary increases, incentive compensation, retirement benefits expense and employee stock options, partially offset by a decrease in employee group health insurance expense. Equipment expense increased $121,000 primarily due to equipment maintenance contracts and data processing expense. The Federal Deposit Insurance Corporation (“FDIC”) assessment expense increased $71,000 due to an assessment factor increase by the FDIC in the computation of the insurance assessment and average asset growth. Other noninterest expense increased $70,000 primarily due to loan expenses, dues and memberships, travel, meals and entertainment, overdraft and debit card fraud losses and telephone expense. Bankcard processing expense increased $18,000 due to increased debit card transactions in the current quarter. Advertising expense increased $14,000 due to the Bank’s current marketing initiatives. Other real estate owned expense decreased $144,000 due to losses incurred from the sales of other real estate owned properties in the prior period. Occupancy decreased $62,000 primarily due to decreases in rent expense and accelerated depreciation taken on leasehold improvements in the Bank’s former operations center that did not transfer over to the new Operations Center in the current quarter. The new Operations Center was completed and placed into service during the second quarter. Contracted services decreased $46,000 due to compensation consulting and a Pennsylvania state sales tax refund as a result of a Bank initiated reverse audit in the prior period.

Income Tax Expense.  Income taxes decreased $319,000 to $538,000 for the three months ended December 31, 2017 compared to $857,000 for the three months ended December 31, 2016. The effective tax rate for the three months ended December 31, 2017 was 28.1% compared to 29.8% for the three months ended December 31, 2016. The decrease in income taxes was due to decreases of $966,000 in pre-tax income and the $89,000 revaluation adjustment of net deferred tax liabilities due to the current quarter enactment of new federal tax law titled “Tax Cuts and Jobs Act of 2017” on December 22, 2017. The recent enacted tax law also attributed to the decrease in the effective tax rate, partially offset by the capital loss carry forward deferred tax asset that has been fully recognized and the expiration of the low income housing tax credit program in a prior quarter.

Annual Results

Net Interest Income.  Net interest income decreased $88,000 , or 0.3%, to remain constant at $29.1 million for the years ended December 31, 2017 and 2016.

Interest and dividend income increased $416,000, or 1.3%, to $32.4 million for the year ended December 31, 2017 compared to $32.0 million for the year ended December 31, 2016. Interest income on taxable securities increased $293,000 despite a decrease of 24 basis points in yield from new purchases with lower prevailing yields. The average balance for taxable securities increased  $22.7 million for the year ended December 31, 2017. Interest income on Federal funds sold increased $175,000 for the year ended December 31, 2017. This is primarily the result of the end of the historically low interest rates in the last year and the increases in the average interest-earning balances of $17.7 million as a result of deposit growth for the year ended December 31, 2017. Other interest and dividend income increased $119,000 primarily due to increased interest earned with correspondent deposit banks and FHLB dividends in the current period. Interest income on securities exempt from federal tax decreased $122,000 due to deploying proceeds from security calls and maturities into purchasing taxable securities in the current year. There was a decrease of $1.6 million in the average balance on securities exempt from federal tax and a decrease of 33 basis points in yield as a result of security calls and maturities that had higher yields. Interest income on loans decreased $49,000 primarily due to accretion on the acquired loan portfolio credit mark for the year ended December 31, 2017 of $762,000, or 11 basis points compared to $1.4 million, or 21 basis points for the year ended December 31, 2016. There was an increase in average loans outstanding of $9.2 million for the year ended December 31, 2017. The increase in average loans was mainly due to commercial, indirect and line of credit loan originations in the later part of the current period.

Interest expense increased $504,000, or 17.6%, to $3.4 million for the year ended December 31, 2017 compared to $2.9 million for the year ended December 31, 2016. Interest expense on deposits increased $527,000 due to current year rate increases and an increase in average interest-bearing deposits of $40.4 million which we attribute primarily to time deposits, interest-bearing demand deposits and savings accounts. The average cost of interest-bearing deposits increased 6 basis points. In addition, short-term borrowings increased $9,000 in the current period due to increased interest rates on securities sold under agreements to repurchase. Interest expense on other borrowed funds decreased $30,000 due to a decrease in long-term borrowings as a result of a FHLB long-term borrowing for $3.5 million that matured in the current period.

Provision for Loan Losses.  The provision for loan losses decreased $170,000, to $1.9 million, for the year ended December 31, 2017, of which $250,000 was attributed to the acquired loan portfolio, compared to $2.0 million of provision for loan losses for the year ended December 31, 2016, of which $714,000 was attributed to the acquired loan portfolio. Net charge-offs for the year ended December 31, 2017 were $877,000, which included $616,000 of net charge-offs on automobile loans, compared to net charge-offs of $727,000 for the year ended December 31, 2016, which included $578,000 of net charge-offs on automobile loans. Management analyzes the loan portfolio on a quarterly basis to determine the adequacy of the allowance for loan losses and the need for an increase or reduction in provision for loan losses for the year ended December 31, 2017. The decrease in provision is mainly attributed to loan payoffs, stable credit quality and reductions in qualitative factors, mainly offset by sizable loan growth of $60.4 million in commercial loans and increased impaired loans resulting in an average balance increase of approximately $1.3 million in impaired loans for the year ended December 31, 2017 as compared to the year ended December 31, 2016. As the acquired loan portfolio has loan payoffs, paydowns and accretion of the credit mark, the need for additional provision may be required based on our loan loss analysis.

Noninterest Income.  Noninterest income increased $438,000, or 5.9%, to $7.8 million for the year ended December 31, 2017 compared to $7.4 million at December 31, 2016. There was a $486,000 increase in insurance commissions from Exchange Underwriters due to an increase in commercial commission and fee income and additional contingency fees received in the current period. Service fees on deposit accounts increased $68,000 primarily due to increased NSF fees due to customer overdrafts of deposit accounts and check card fees. Net gains on purchased tax credits increased $57,000 due to purchased Pennsylvania shares tax credits being recognized in the current period.  Net gains on the sales of investments increased $31,000 due to the sale of equity securities. These sales were transacted to recognize capital gains that were offset by a capital loss carry forward deferred tax asset that was acquired in the merger. The capital loss carry forward deferred tax asset has been fully recognized in the current period. There was a decrease in the net gains on sales of residential mortgage loans of $201,000. The decrease in gains was primarily due to a decrease in the number of loans originated and subsequently sold to the FHLB as part of the Mortgage Partnership Finance® (“MPF®”) program. The MPF® program enables member financial institutions to offer competitive interest rates for fixed-rate mortgage loans without assuming any of the interest rate risk associated with a long-term asset. Income from bank-owned life insurance decreased $14,000 due to lower crediting rates in the current period. Other miscellaneous income increased $7,000 due to the servicing income received from mortgage loans sold to the FHLB as part of the MPF® program.

Noninterest Expense.  Noninterest expense increased $1.4 million, or 5.9%, to $25.2 million for the year ended December 31, 2017 compared to $23.8 million for the year ended December 31, 2016. Salaries and employee benefits increased $813,000, primarily due to additional employees, normal salary increases, incentive compensation, retirement benefits and employee stock options. This was partially offset by decreases in employee group health insurance and restricted stock awards expense. Merger-related expenses increased $356,000 due to the pending FWVB merger. Equipment and occupancy increased $180,000 and $160,000, respectively, primarily due to equipment purchases and new maintenance contracts for the Operations Center. Occupancy expenses were due to depreciation taken on the new Operations Center during the current period. In addition, other increases for occupancy were property and building contracted services related to moving expenses, real estate taxes, property insurance and utilities. Bankcard processing expense increased $43,000 due to the increased number of automatic teller transactions (“ATM”) in the current period. Pennsylvania shares tax, which is calculated based on the Bank’s stockholders’ equity, increased $29,000 due to the increase in equity that was calculated on the current year shares tax return. Contracted services decreased $82,000 due to compensation consulting, Pennsylvania state sales tax refund as a result of a Bank initiated reverse audit and reclassification of core processing expense to data processing. Legal and professional fees decreased $69,000 due to the previously mentioned mortgage insurance proceeds, in which part of the insurance proceeds were utilized to offset legal fees attributed to the problem loan relationship.  Other real estate owned expense was $349,000 of income in the current period compared to $393,000 of income in the prior period resulting in an increase of $44,000 in expense. This change is primarily due to the $566,000 pre-tax gain recognized due to the foreclosure procedures on two commercial real estate loans that moved into other real estate owned properties in the first quarter of 2016. In addition, there were losses incurred on the sales of other real estate owned properties in the prior period. This was partially offset due to the final resolutions of loan collection efforts through the sale of a mineral rights interest for $186,000, bankruptcy court settlement for $86,000 and mortgage insurance proceeds for $85,000 in the current period. These items are considered non-recurring. Other noninterest expense decreased $40,000 primarily due to a decrease in various miscellaneous expenses, such as other insurance, other losses and non-employee restricted stock awards. Advertising decreased $25,000 related to decreases in print/media advertising and promotional items as a cost savings initiative.

Income Tax Expense.  Income taxes decreased $238,000 to $2.9 million for the year ended December 31, 2017 compared to $3.1 million for the year ended December 31, 2016. The effective tax rate for the year ended December 31, 2017 was 29.3% compared to 29.1% for the year ended December 31, 2016. The decrease in income taxes was primarily due to a decrease of $874,000 in pre-tax income and the $89,000 revaluation adjustment of net deferred tax liabilities due to the enactment of the new tax law during the fourth quarter, partially offset by the expiration of the low income housing tax credit program. The increase in the effective tax rate was related to the decrease in tax exempt income, the expiration of the low income housing tax credit program and the capital loss carry forward deferred tax asset that has been fully recognized, partially offset by the favorable tax preference charitable donation of a former First Federal Savings Bank building to the City of Monessen, Pennsylvania and the revaluation adjustment of net deferred tax liabilities in the current period.

STATEMENT OF FINANCIAL CONDITION REVIEW

Assets.  Total assets increased $88.4 million, or 10.4%, to $934.5 million at December 31, 2017 compared to $846.1 million at December 31, 2016.

Cash and due from banks increased $6.3 million, or 44.4%, to $20.6 million at December 31, 2017 compared to $14.3 million at December 31, 2016. This is primarily the result of deposit growth in excess of loan demand.

Investment securities classified as available-for-sale increased $17.4 million, or 16.4%, to $123.6 million at December 31, 2017 compared to $106.2 million at December 31, 2016. This increase was primarily the result of new security purchases funded by deposit growth.

Loans, net, increased $61.5 million, or 9.1%, to $735.6 million at December 31, 2017 compared to $674.1 million at December 31, 2016. This was primarily due to net loan originations of $27.0 million on commercial and industrial loans, $25.5 million on construction loans, $8.0 million on commercial real estate loans and $1.9 million on residential mortgage loans.

Premises and equipment, net, increased $2.6 million, or 18.3%, to $16.7 million at December 31, 2017 compared to $14.1 million at December 31, 2016. This is due to the additions related to the new Operations Center that was placed into service in the second quarter. Total premises and equipment capitalized for the new Operations Center totaled $5.3 million. In addition, there was $250,000 in additions for fixed assets in process related to the construction of the Corporate Center in the current period. The Corporate Center building was previously taken into premise and equipment from a previously defaulted loan relationship in the first quarter of 2016.

Liabilities.  Total liabilities increased $84.6 million, or 11.2%, to $841.2 million at December 31, 2017 compared to $756.6 million at December 31, 2016.

Total deposits increased $75.1 million, or 10.8%, to $773.3 million at December 31, 2017 compared to $698.2 million at December 31, 2016. There were increases of $39.2 million in NOW accounts, $23.1 million in demand deposits, $10.8 million in savings accounts and $9.3 million in time deposits, partially offset by decreases of $4.8 million in money market accounts and $2.5 million in brokered deposits. Due to the rising interest rate environment, the Bank has been selective on offering promotional interest rates and has concentrated its efforts on increasing noninterest-bearing accounts by building strong customer relationships. In addition, school district and municipal deposits increased $33.0 million due to building stronger customer relationships with these depositors and new accounts.

Short-term borrowings increased $12.6 million, or 46.5%, to $39.6 million at December 31, 2017 compared to $27.0 million at December 31, 2016. At December 31, 2017, short-term borrowings were comprised of $25.8 million of securities sold under agreements to repurchase and $13.8 million of FHLB overnight borrowings compared to $27.0 million of securities sold under agreement to repurchase at December 31, 2016. The increase is related to loan originations that exceeded available cash reserves near year-end, partially offset by a decrease in business deposit customers whose funds, above designated target balances, are transferred into an overnight interest-earning investment account by purchasing securities from the Bank’s investment portfolio under an agreement to repurchase. Other borrowed funds decreased by $3.5 million due to a maturing FHLB long-term borrowing that was retired in the current period. As a result of current period activity, the weighted average interest rate on long-term borrowings increased by 12 basis points to 1.92%.

Stockholders’ Equity.  Stockholders’ equity increased $3.8 million, or 4.2%, to $93.3 million at December 31, 2017 compared to $89.5 million at December 31, 2016. During the period, net income was $6.9 million and the Company paid $3.6 million in dividends to stockholders.

Non-GAAP Financial Measures

Non-GAAP financial measures, such as adjusted net income and adjusted net income per diluted common share (EPS), are presented to reflect the impact of one-time income tax expenses recorded as a result of the revaluation adjustment of net deferred tax liabilities due to enactment of the Tax Cuts and Jobs Act of 2017 which lowered the marginal corporate tax rate from 35% to 21%.  Management believes that these Non-GAAP measures will provide information useful to investors in understanding our operating performance and trends, and to facilitate comparisons of our financial results over different periods and with the performance of other financial organizations.  Management uses these measures internally to assess and better understand our underlying business performance and trends related to core business activities. The Non-GAAP financial measures we use may differ from the Non-GAAP financial measures other financial institutions use to measure their performance and trends. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, our reported results prepared in accordance with GAAP. In the event of disclosure or release of Non-GAAP financial measures, the Securities and Exchange Commission's (SEC) Regulation G requires: (1) the presentation of the most directly comparable financial measure calculated and presented in accordance with GAAP and (2) a reconciliation of the differences between the Non-GAAP financial measure presented and the most directly comparable financial measure calculated and presented in accordance with GAAP which are included in the accompanying financial schedules.

About CB Financial Services, Inc

CB Financial Services, Inc. is the bank holding company for Community Bank, a Pennsylvania-chartered commercial bank. Community Bank operates 16 offices in Greene, Allegheny, Washington, Fayette, and Westmoreland Counties in southwestern Pennsylvania. Community Bank offers a broad array of retail and commercial lending and deposit services and provides commercial and personal insurance brokerage services through Exchange Underwriters, Inc., its wholly owned subsidiary. Financial highlights of the Company are attached.

For more information about CB and Community Bank, visit our website at www.communitybank.tv.

Statements contained in this press release that are not historical facts may constitute forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995 and such forward-looking statements are subject to significant risks and uncertainties. The Company intends such forward-looking statements to be covered by the safe harbor provisions contained in the Act. The Company’s ability to predict results or the actual effect of future plans or strategies is inherently uncertain.  Factors which could have a material adverse effect on the operations and future prospects of the Company and its subsidiaries include, but are not limited to, changes in market interest rates, general economic conditions, changes in federal and state regulation, actions by our competitors, loan delinquency rates, our ability to control costs and expenses, and other factors that may be described in the Company’s periodic reports as filed with the Securities and Exchange Commission. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements. The Company assumes no obligation to update any forward-looking statements except as may be required by applicable law or regulation.

SELECTED FINANCIAL INFORMATION

	(Unaudited)
(Dollars in thousands, except share and per share data)	December 31,	December 31,
Selected Financial Condition Data:	2017	2016
Total Assets	$934,486	$846,075
Cash and Cash Equivalents	20,622	14,282
Securities Available-for-Sale	123,583	106,208

Loans
Real Estate:
Residential	273,438	271,588
Commercial	209,037	201,010
Construction	36,149	10,646
Commercial and Industrial	107,835	80,812
Consumer	114,557	114,204
Other	3,376	3,637
Total Loans	744,392	681,897
Allowance for Loan Losses	8,796	7,803
Loans, Net	735,596	674,094

Premises and Equipment, Net	16,712	14,132
Goodwill and Core Deposit Intangible	8,237	8,772
Deposits	773,344	698,218
Borrowings	64,105	55,027
Stockholders' Equity	93,256	89,469

	(Unaudited)		(Unaudited)
	Three Months Ended		Year Ended
	December 31,		December 31,
Selected Operations Data:	2017	2016	2017	2016
Interest and Dividend Income	$8,481	$8,262	$32,434	$32,018
Interest Expense	904	757	3,374	2,870
Net Interest Income	7,577	7,505	29,060	29,148
Provision for Loan Losses	850	440	1,870	2,040
Net Interest Income After Provision for Loan Losses	6,727	7,065	27,190	27,108
Noninterest Income:
Service Fees on Deposit Accounts	643	603	2,482	2,414
Insurance Commissions	897	806	3,583	3,097
Other Commissions	116	107	452	448
Net Gains on Sales of Loans	69	100	458	659
Net Gains on Sales of Investments	67	88	199	168
Net Gains on Purchased Tax Credits	14	-	57	-
Income from Bank-Owned Life Insurance	116	116	464	478
Other	18	5	105	98
Total noninterest income	1,940	1,825	7,800	7,362

Noninterest Expense:
Salaries and Employee Benefits	3,512	3,179	13,937	13,124
Occupancy	476	538	2,154	1,994
Equipment	543	422	1,919	1,739
FDIC Assessment	106	35	373	388
PA Shares Tax	187	177	749	720
Contracted Services	129	175	537	619
Legal and Professional Fees	112	110	436	505
Advertising	190	176	694	719
Bankcard Processing Expense	135	117	519	476
Other Real Estate Owned (Income) Expense	(6)	138	(349)	(393)
Amortization of Core Deposit Intangible	134	134	535	535
Merger-Related	356	-	356	-
Other	880	810	3,312	3,352
Total noninterest expense	6,754	6,011	25,172	23,778
Income Before Income Taxes	1,913	2,879	9,818	10,692
Income Taxes	538	857	2,874	3,112
Net Income	$1,375	$2,022	$6,944	$7,580

Dividends Per Share	$0.22	$0.22	$0.88	$0.88
Earnings Per Share - Basic	0.34	0.50	1.70	1.86
Earnings Per Share - Diluted	0.33	0.49	1.69	1.86

Weighted Average Shares Outstanding - Basic	4,089,404	4,081,931	4,088,191	4,081,247
Weighted Average Shares Outstanding - Diluted	4,126,155	4,090,535	4,110,372	4,086,190

	(Unaudited)		(Unaudited)
	Three Months Ended		Year Ended
	December 31,		December 31,
Selected Financial Ratios(1):	2017	2016	2017	2016
Return on Average Assets	0.59%	0.95%	0.78%	0.91%
Return on Average Equity	5.81	8.92	7.53	8.48
Average Interest-Earning Assets to Average Interest-Bearing Liabilities	134.33	134.38	134.88	135.12
Average Equity to Average Assets	10.20	10.71	10.40	10.71
Net Interest Rate Spread	3.44	3.73	3.44	3.68
Net Interest Margin	3.59	3.87	3.58	3.82
Net Charge-Offs to Average Loans	0.12	0.06	0.13	0.11
Efficiency Ratio	70.97	64.43	68.29	65.13

	(Unaudited)
	December 31,	December 31,
	2017	2016
Allowance For Loan Losses to Total Loans (2)	1.18%	1.14%
Allowance For Loan Losses to Nonperforming Loans (2) (6)	121.31	92.60
Allowance For Loan Losses to Noncurrent Loans (2) (7)	215.17	164.62
Allowance For Loan Losses and Accrued Credit Mark to Total Loans (3)	1.34	1.38
Allowance For Loan Losses and Accrued Credit Mark to Nonperforming Loans (3) (6)	137.24	112.06
Allowance For Loan Losses and Accrued Credit Mark to Noncurrent Loans (3) (7)	243.42	199.22
Nonperforming Loans to Total Loans (6)	0.97	1.24
Noncurrent Loans to Total Loans (7)	0.55	0.70
Nonperforming Assets to Total Assets	0.81	1.02
Common Equity Tier 1 Capital (to Risk Weighted Assets) (4)	12.22	13.38
Tier 1 Capital (to Risk Weighted Assets) (4)	12.22	13.38
Total Capital (to Risk Weighted Assets) (4)	13.47	14.63
Tier 1 Leverage (to Adjusted Total Assets) (4)	9.27	9.80
Common Equity Tier 1 Capital (to Risk Weighted Assets) (5)	12.62	13.72
Tier 1 Capital (to Risk Weighted Assets) (5)	12.62	13.72
Total Capital (to Risk Weighted Assets) (5)	13.89	14.99
Tier 1 Leverage (to Adjusted Total Assets) (5)	9.58	10.07
Book Value Per Share	$22.77	$21.89
Outstanding Shares	4,095,957	4,086,625

(1) Interim period ratios are calculated on an annualized basis.
(2) Loans acquired in connection with the merger with FedFirst Financial Corporation were recorded at their estimated fair value at the acquisition date and did not include a carryover of the pre-merger allowance for loan losses.
(3) Accrued credit mark for loans acquired at fair market value in connection with the merger with FedFirst Financial Corporation has been included in the calculation of the ratios.
(4) Capital ratios are for Community Bank only.
(5) Capital ratios are for CB Financial Services, Inc.
(6) Nonperforming loans consist of nonaccrual loans, accruing loans that are 90 days or more past due and troubled debt restructured loans.
(7) Noncurrent loans consist of nonaccrual loans and accruing loans that are 90 days or more past due.

Note:
Certain items previously reported may have been reclassified to conform with the current reporting period’s format.

AVERAGE BALANCES AND YIELDS

The following tables present information regarding average balances of assets and liabilities, the total dollar amounts of interest income and dividends from average interest-earning assets, the total dollar amounts of interest expense on average interest-bearing liabilities, and the resulting average yields and costs. Average balances are derived from daily balances over the periods indicated. The yields set forth below include the effect of deferred fees, discounts, and premiums that are amortized or accreted to interest income or interest expense. Tax-equivalent yield adjustments have been made for tax exempt loan and securities income utilizing a marginal federal tax rate of 34%. As such, amounts will not agree to income as reported in the consolidated financial statements. Average balances for loans are net of the allowance for loan losses, and include nonaccrual loans. The yields and costs for the periods indicated are derived by dividing income or expense by the average balances of assets or liabilities, respectively, for the periods presented.

	(Dollars in thousands) (Unaudited)
	Three Months Ended December 31,
	2017			2016
		Interest			Interest
	Average	and	Yield/	Average	and	Yield/
	Balance	Dividends	Cost (4)	Balance	Dividends	Cost (4)
Assets:
Interest-Earning Assets:
Loans, Net	$704,139	$7,785	4.39%	$668,951	$7,688	4.57%
Investment Securities
Taxable	81,204	398	1.96	68,074	320	1.88
Exempt From Federal Tax	38,176	335	3.51	36,345	337	3.71
Other Interest-Earning Assets	36,158	159	1.74	12,275	52	1.69
Total Interest-Earning Assets	859,677	8,677	4.00	785,645	8,397	4.25
Noninterest-Earning Assets	60,908			56,724
Total Assets	$920,585			$842,369

Liabilities and
Stockholders' equity:
Interest-Bearing Liabilities:
Interest-Bearing Demand Deposits	$150,257	103	0.27%	$112,339	58	0.21%
Savings	131,434	61	0.18	121,612	56	0.18
Money Market	141,381	100	0.28	146,098	94	0.26
Time Deposits	164,791	497	1.20	147,363	398	1.07
Total Interest-Bearing Deposits	587,863	761	0.51	527,412	606	0.46

Borrowings	52,110	143	1.09	57,244	151	1.05
Total Interest-Bearing Liabilities	639,973	904	0.56	584,656	757	0.52

Noninterest-Bearing Demand Deposits	182,617			163,717
Other Liabilities	4,056			3,789
Total Liabilities	826,646			752,162

Stockholders' Equity	93,939			90,207
Total Liabilities and
Stockholders' Equity	$920,585			$842,369

Net Interest Income		$7,773			$7,640

Net Interest Rate Spread (1)			3.44%			3.73%
Net Interest-Earning Assets (2)	$219,704			$200,989
Net Interest Margin (3)			3.59			3.87
Return on Average Assets			0.59			0.95
Return on Average Equity			5.81			8.92
Average Equity to Average Assets			10.20			10.71
Average Interest-Earning Assets to
Average Interest-Bearing Liabilities			134.33			134.38

(1) Net interest rate spread represents the difference between the weighted average yield on interest-earning assets and the weighted average cost of interest-bearing liabilities.
(2) Net interest-earning assets represent total interest-earning assets less total interest-bearing liabilities.
(3) Net interest margin represents net interest income divided by average total interest-earning assets.
(4) Annualized.
	(Dollars in thousands) (Unaudited)
	Year Ended December 31,
	2017			2016
		Interest			Interest
	Average	and	Yield/	Average	and	Yield/
	Balance	Dividends	Cost	Balance	Dividends	Cost
Assets:
Interest-Earning Assets:
Loans, Net	$681,539	$29,680	4.35%	$672,321	$29,685	4.42%
Investment Securities
Taxable	79,878	1,531	1.92	57,224	1,238	2.16
Exempt From Federal Tax	36,681	1,324	3.61	38,259	1,509	3.94
Other Interest-Earning Assets	29,789	484	1.62	11,720	190	1.62
Total Interest-Earning Assets	827,887	33,019	3.99	779,524	32,622	4.18
Noninterest-Earning Assets	59,263			54,540
Total Assets	$887,150			$834,064

Liabilities and
Stockholders' equity:
Interest-Bearing Liabilities:
Interest-Bearing Demand Deposits	$133,412	342	0.26%	$114,301	204	0.18%
Savings	129,301	238	0.18	122,710	225	0.18
Money Market	138,782	369	0.27	143,644	362	0.25
Time Deposits	160,634	1,862	1.16	141,040	1,493	1.06
Total Interest-Bearing Deposits	562,129	2,811	0.50	521,695	2,284	0.44

Borrowings	51,658	563	1.09	55,214	586	1.06
Total Interest-Bearing Liabilities	613,787	3,374	0.55	576,909	2,870	0.50

Noninterest-Bearing Demand Deposits	177,220			163,790
Other Liabilities	3,880			4,014
Total Liabilities	794,887			744,713

Stockholders' Equity	92,263			89,351
Total Liabilities and
Stockholders' Equity	$887,150			$834,064

Net Interest Income		$29,645			$29,752

Net Interest Rate Spread (1)			3.44%			3.68%
Net Interest-Earning Assets (2)	$214,100			$202,615
Net Interest Margin (3)			3.58			3.82
Return on Average Assets			0.78			0.91
Return on Average Equity			7.53			8.48
Average Equity to Average Assets			10.40			10.71
Average Interest-Earning Assets to
Average Interest-Bearing Liabilities			134.88			135.12

(1) Net interest rate spread represents the difference between the weighted average yield on interest-earning assets and the weighted average cost of interest-bearing liabilities.
(2) Net interest-earning assets represent total interest-earning assets less total interest-bearing liabilities.
(3) Net interest margin represents net interest income divided by average total interest-earning assets.

2017 TAX CUTS AND JOBS ACT IMPACT

The Tax Cuts and Jobs Act of 2017 was enacted into law on December 22, 2017. This was the first major overhaul of the federal tax code in approximately 30 years. Based on the enacted tax legislation, deferred tax positions were in need of a revaluation adjustment due to the marginal corporate tax rate decrease from 35% to 21%. According to the tax law, below is a schedule that reconciles (Non-GAAP) net income and EPS to (GAAP) net income and EPS.

	December 31, 2017
	Quarter Ended	Year-Ended

Adjusted net income excluding impact of
tax law (Non-GAAP)	$1,286	$6,855

Revaluation adjustment to net deferred
tax liability position	89	89

Net Income (GAAP)	$1,375	$6,944

Adjusted Diluted EPS excluding impact of tax law
(Non-GAAP)	$0.31	$1.67

Effect of tax law on Diluted EPS calculation	0.02	0.02

Diluted EPS (GAAP)	$0.33	$1.69

Contact:
Barron P. McCune, Jr.
Vice Chairman and Chief Executive Officer
Phone: (724) 225-2400
Fax: (724) 225-4903